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                                                                      Exhibit 12

                   ING USA ANNUITY AND LIFE INSURANCE COMPANY

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO



                                                                           2008         2007        2006        2005        2004
                                                                      ---------    ---------   ---------   ---------   ---------
       EARNINGS:
1.     Income (loss) before income taxes and cumulative
          effect of changes in accounting principles                   ($1,626.4)      $127.4      $276.6      $224.1      $173.6

       FIXED CHARGES:
2.     Interest expense                                                     30.5         32.5        30.3        29.6         5.1
3.     Interest factor on rental expense                                     5.1          5.5         6.5         8.0         5.0
4.     Interest credited to contractowners                               1,024.1      1,067.0       980.8       946.5       903.6
5.     Net (undistributed) distributed income from equity investees         90.9        (11.7)       (1.7)       (1.6)       (1.8)
                                                                       ---------    ---------   ---------   ---------   ---------
6.     TOTAL FIXED CHARGES (2+3+4+5)                                     1,150.6      1,093.3     1,015.9       982.5       911.9
7.     TOTAL FIXED CHARGES EXCLUDING INTEREST
          CREDITED TO CONTRACTOWNERS (6-4)                                 126.5         26.3        35.1        36.0         8.3
                                                                       ---------    ---------   ---------   ---------   ---------
8.     EARNINGS AND FIXED CHARGES (1+6)                                   (475.8)     1,220.7     1,292.5     1,206.6     1,085.5
                                                                       ---------    ---------   ---------   ---------   ---------
9.     EARNINGS AND FIXED CHARGES, EXCLUDING
          INTEREST CREDITED TO CONTRACTOWNERS (1+7)                     (1,499.9)       153.7       311.7       260.1       181.9
                                                                       ---------    ---------   ---------   ---------   ---------

        RATIOS:
10.     Earnings and fixed charges, to total fixed
          charges (8/6)                                                     (0.4)         1.1         1.3         1.2         1.2
11.     Earnings and fixed charges, excluding interest
          credited to contractowners to total fixed charges (9/7)         ( 11.9)         5.8         8.9         7.2        21.9
12.     Deficiency of earnings to fixed charges (6-8)*                  $1,626.4          $--         $--         $--         $--


 * Represents additional earnings that would be necessary to result in a one to one ratio of earnings to fixed charges.


 NM-Not meaningful.